Exhibit 10.1

[MNK Letterhead]

[DATE]

[Employee Name]

[Employee Address]

RE:      2023/2024 Retention Bonus

Dear _____:

To incentivize you to remain with and committed to Mallinckrodt plc (the “Company” or “we”) and its subsidiaries (collectively “Mallinckrodt”) we are offering you a 2023/2024 Retention Bonus of $[ ● ] (the “2023/2024 Retention Bonus”) upon the terms set forth in this letter agreement (the “Agreement”). In order to be eligible for the 2023/2024 Retention Bonus you must sign and return this letter agreement to me by [DATE] acknowledging your agreement to the terms specified in this letter agreement. Please refer to Appendix A for certain definitions applicable to terms used in this Agreement.

If you accept this offer, we will advance and pre-pay to you as soon as administratively possible following your acknowledgment of this letter agreement the full amount of the 2023/2024 Retention Bonus (less required and elected withholdings), subject to your agreement to repay the Net After-Tax Value (as defined below) of the 2023/2024 Retention Bonus to the Company if it is not earned on the terms and conditions set forth below.

You will earn the 2023/2024 Retention Bonus and will not have to repay it if (i) you are employed by a Mallinckrodt entity on June 14, 2024, or, if applicable, the date of an Emergence Event, if earlier (such date, the “Vesting Date”). You will also earn the 2023/2024 Retention Bonus in full and will not have to repay it if your employment is terminated in a Qualifying Termination prior to the Vesting Date and you (or your estate in case of death) sign and do not revoke the Company’s standard general release of claims (the “Release”) within 45 days of your termination. If you retire or resign or you are terminated for Cause prior to the Vesting Date, then you will not earn the 2023/2024 Retention Bonus and you will be required to repay the Net After-Tax Value of the 2023/2024 Retention Bonus to the Company promptly, but in no event more than thirty (30) days following your termination of employment. If your employment is terminated in a Qualifying Termination prior to the Vesting Date and you (or your estate) fail to return the Release within 45 days of your termination or revoke the Release, then you also will not have earned the 2023/2024 Retention Bonus and will be required to repay the Net After-Tax Value of the 2023/2024 Retention Bonus promptly, but in no event more than fifty (50) days following your termination of employment.

If you are required to repay the Net After-Tax Value of the 2023/2024 Retention Bonus under this Agreement, Mallinckrodt may offset and reduce any other compensation owed you, such as unpaid wages, unreimbursed business expenses and deferred compensation payments, by the amount of the Net After-Tax Value you are required to repay. However, no compensation will be reduced if doing so would violate applicable law, or would result in penalty taxes under Section 409A of the Internal Revenue Code. We reserve all other rights and remedies available to recoup the Net After-Tax Value of the 2023/2024 Retention Bonus advanced under this Agreement, including the right to file a legal claim in court.

You agree not to disclose-the existence of this Agreement or any of its terms to anyone other than your spouse or domestic partner and any financial or legal advisor who agrees to be bound not to make any such disclosure; provided that nothing in this Agreement shall prevent you from (i) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (ii) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful.

This Agreement does not confer upon you any right to continue in the employment of Mallinckrodt for any period or interfere with or otherwise restrict in any way the rights of your employer or you to terminate your employment at any time for any reason whatsoever, with or without Cause.

This Agreement will in all respects be governed by and construed in accordance with, the laws of the State of [ ● ], without reference to conflicts of law principles thereunder. Any litigation arising out of this Agreement shall be brought exclusively in the federal or state courts of New Jersey, to which jurisdiction you and the Company hereby submit with respect to litigation arising out of this Agreement, and both you and the Company hereby knowingly and willingly waive their rights to a jury trial in any such litigation.

Please indicate your acceptance of the provisions of this letter agreement by signing the enclosed copy of this letter agreement and returning it to Natalie Dietz, Senior Director Compensation – Total Awards, at Natalie.Dietz@mnk.com by [DATE].

Very truly yours,

Agreed and Accepted.

Date

Appendix A – Agreement Definitions

For purposes of this Agreement:

“Cause” means your: (i) substantial failure or refusal to perform the duties and responsibilities of your job at a satisfactory level, other than due to your disability; (ii) material violation of any fiduciary duty or duty of loyalty you owe to any Mallinckrodt entity; (iii) conviction of a misdemeanor (other than a traffic offense) or felony; (iv) fraud, embezzlement or theft; (v) violation of a material Mallinckrodt rule or policy; (vi) unauthorized disclosure of any trade secret or confidential information of any Mallinckrodt entity; or (vii) other egregious conduct, that has or could have a serious and detrimental impact on any Mallinckrodt entity or its employees. The Human Resources and Compensation Committee of the Board of Directors of the Company has the sole authority and discretion to determine whether any termination is for Cause and such determination will be final and binding on you and the Company.

“Disability” means your total and permanent incapacity from engaging in any employment for Mallinckrodt for physical or mental reasons and you are eligible for disability benefits under Mallinckrodt’s long-term disability plan or under Social Security, as then in effect.

“Emergence Event” means, should the Company file for protection under Chapter 11, or any other provision, of the U.S. Bankruptcy Code, (i) the effective date of the Company’s plan of reorganization or liquidation, or (ii) the date on which such Chapter 11 case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

“Net After-Tax Value” means an amount equal to (i) the 2023/2024 Retention Bonus amount less (ii) the product of (x) the 2023/2024 Retention Bonus amount multiplied by (y) the highest effective marginal combined federal, state and local income tax rate applicable to individual taxpayers residing in your city and state (and if applicable, any other city and/or state in which you are subject to income taxes) for the year in which the repayment event occurs.

“Qualifying Termination” means termination of your employment for any of the following reasons (i) by Mallinckrodt without Cause, or (ii) by reason of Disability or death.